                                                                   Exhibit 10.1



                FIRST AMENDMENT TO RECEIVABLES PURCHASE AGREEMENT


         THIS FIRST AMENDMENT TO RECEIVABLES PURCHASE AGREEMENT, dated as of May 28, 2003 (this "Amendment"), is entered into among WERNER FUNDING CORPORATION, a Delaware corporation (the "Seller"), WERNER CO., a Pennsylvania corporation (the "Servicer"), MARKET STREET FUNDING CORPORATION, a Delaware corporation (the "Issuer") and PNC BANK, NATIONAL ASSOCIATION, a national banking association, as Administrator (the "Administrator").

                                    RECITALS

         1. The Seller, the Servicer, the Issuer and the Administrator are parties to the Receivables Purchase Agreement, dated as of May 29, 1998 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Agreement"); and

         2. The parties hereto desire to amend the Agreement as hereinafter set forth.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Certain Defined Terms. Capitalized terms that are used herein without definition and that are defined in Exhibit I to the Agreement shall have the same meanings herein as therein defined.

         2. Amendments to Agreement. The Agreement is hereby amended as follows:

                  2.1 Section 1.8 of the Agreement is hereby amended and restated in its entirety to read as follows:

                  "Section 1.8. Increased Costs and Yield Protection. (a) If the Administrator, the Issuer, any Purchaser, any other Program Support Provider or any of their respective Affiliates (each an "Affected Person") determines that the existence of or compliance with (i) any law, regulation or generally accepted accounting principles or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date hereof or (ii) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the date of this Agreement affects or would affect the amount of capital required or expected to be maintained by such Affected Person and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of or otherwise to maintain the investment in Pool Receivables related to this Agreement or any related liquidity facility or credit enhancement facility and other commitments of the same type, then, upon demand by such Affected Person (with a copy to the Administrator), the Seller shall promptly pay to the Administrator, for the account of such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for both increased costs and maintenance of bargained for yield in light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments. A certificate as to such amounts submitted to the Seller and the Administrator by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

         (b) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements referred to in Section 1.9) in or in the interpretation or application of any law, regulation or generally accepted accounting principles, or
         (ii) compliance with any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of the Purchased Interest in respect of which Discount is computed by reference to the Eurodollar Rate, then, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for both increased costs and maintenance of bargained for yield. A certificate as to such amounts submitted to the Seller by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

         (c) If such increased costs affect the related Affected Person's portfolio of financing transactions, such Affected Person shall use reasonable averaging and attribution methods to allocate such increased costs to the transactions contemplated by this Agreement.

         (d) For avoidance of doubt, any increase in cost and/or reduction in bargained for yield caused by regulatory capital allocation adjustments due to Financial Accounting Standards Board's Interpretation 46 (or any future statement or interpretation issued by the Financial Accounting Standards Board or any successor thereto) shall be covered by this
         Section 1.8."

                  2.2 Section 5.1 of the Agreement is hereby amended by deleting the phrase "; provided, however, that no such material amendment shall be effective until both Moody's and Standard & Poor's have notified the Servicer and the Administrator in writing that such action will not result in a reduction or withdrawal of the rating of any Notes" in such Section.

                  2.3 Section 5.4(a) of the Agreement is hereby amended by adding the phrase "and audits by other auditors" immediately after the first occurrence of the words "Pool Receivables" in such Section.

                  2.4 The definition of "Concentration Percentage" in Exhibit I to the Agreement is hereby amended and restated in its entirety to read as follows:

         ""Concentration Percentage" means: (a) for Home Depot, 35% as long as Home Depot would be considered a Group A Obligor and for any other Group A Obligor, 20%, (b) for any Group B Obligor, 16%, (c) for any Group C Obligor, 8% and (d) for Menards and Ace Hardware, 5% as long as such entities would be considered a Group D Obligor and for any other Group D Obligor, 2%; provided, however, that the Issuer may, with prior written consent from the Administrator and the Liquidity Agent, approve higher Concentration Percentages for selected Obligors."

                  2.5 The definition of "Debt-to-Capital Ratio" in Exhibit I to the Agreement is hereby deleted in its entirety.

                  2.6 The definition of "Default Ratio" in Exhibit I to the Agreement is hereby amended and restated in its entirety to read as follows:

         ""Default Ratio" means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during such month (other than Receivables that became Defaulted Receivables as a result of an Event of Bankruptcy with respect to the Obligor thereof during such month), by (b) the aggregate credit sales made by the Originator during the month that is four calendar months before such month."

                  2.7 The definition of "Defaulted Receivable" in Exhibit I to the Agreement is hereby amended and restated in its entirety to read as follows:

         ""Defaulted Receivable" means a Receivable:

                           (a)as to which any payment, or part thereof, remains
                  unpaid for more than 90 days from the original due date for such payment, or

                           (b) without duplication (i) as to which an Event of
                  Bankruptcy shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto, or (ii) that has been written off the Seller's books as uncollectible."

                  2.8 The definition of "Dilution Reserve Percentage" in Exhibit I to the Agreement is hereby amended and restated in its entirety to read as follows:

         ""Dilution Reserve Percentage" means on any date, the greater of: (a) 6% or (b) the product of (i) the Dilution Horizon multiplied by (ii) the sum of (x) 2 times the average of the Dilution Ratios for the twelve most recent calendar months and (y) the Spike Factor."

                  2.9 Clause (a) of the definition of "Eligible Receivable" in
Exhibit I to the Agreement is hereby amended and restated in its entirety to read as follows:

         "(a) the Obligor of which is (i) a United States or Canadian resident; provided, however, that the aggregate Outstanding Balance of all Receivables the related Obligors of which are Canadian residents, shall not exceed 2.5% of the aggregate Outstanding Balance of Pool Receivables at such time, (ii) not a government or a governmental subdivision, affiliate or agency, (iii) not subject to any action of the type described in paragraph (f) of

         Exhibit V to the Agreement and (iv) not an Affiliate of Werner or any Affiliate of Werner,"

                  2.10 The definition of "Facility Termination Date" in Exhibit I to the Agreement is hereby amended and restated in its entirety to read as follows:

         ""Facility Termination Date" means the earliest to occur of: (a) May 26, 2006, (b) the date determined pursuant to Section 2.2 of the Agreement, (c) the date the Purchase Limit reduces to zero pursuant to
         Section 1.1(b) of the Agreement, (d) the date that the commitments of the Purchasers terminate under the Liquidity Agreement and (e) the Issuer's failure to cause the amendment or modification of any Transaction Document or related opinion as required by Standard & Poor's or Moody's, and such failure shall continue for 30 days after such amendment or modification is initially requested."

                  2.11 The definition of "Group A Obligor" in Exhibit I to the Agreement is hereby amended and restated in its entirety to read as follows:

         ""Group A Obligor" means (i) any Obligor (other than as set forth in clause (ii) below) with a short-term rating of at least: (a) "A-1" by Standard & Poor's, or if such Obligor does not have a short-term rating from Standard & Poor's, a rating of "A+" or better by Standard & Poor's on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) "P-1" by Moody's, or if such Obligor does not have a short-term rating from Moody's, "A1" or better by Moody's on its long-term and (ii) Lowe's, so long as Lowe's maintains an "A-1" short-term rating by Standard & Poor's, or if Lowe's does not have a short-term rating from Standard & Poor's, a rating of "A+" or better by Standard & Poor's on Lowe's long-term senior unsecured and uncredit-enhanced debt securities."

                  2.12 The definition of "Group C Obligor" in Exhibit I to the Agreement is hereby amended and restated in its entirety to read as follows:

         ""Group C Obligor" means an Obligor, not a Group A Obligor or a Group B Obligor, with a short-term rating of at least: (a) "A-3" by Standard & Poor's, or if such Obligor does not have a short-term rating from Standard & Poor's, a rating of "BBB-" to "BBB" by Standard & Poor's on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) "P-3" by Moody's, or if such Obligor does not have a short-term rating from Moody's, "Baa3" to "Baa2" by Moody's on its long-term senior unsecured and uncredit-enhanced debt securities."

                  2.13 The definition of "Rating Agency Condition" in Exhibit I to the Agreement is hereby deleted in its entirety.

                  2.14 The definition of "Receivable" in Exhibit I to the Agreement is hereby amended and restated in its entirety to read as follows:

         ""Receivable" means any indebtedness and other obligations (whether or not earned by performance) owed to the Seller (as assignee of the Originator) or the Originator by, or any right of the Seller or the Originator to payment from or on behalf of, an Obligor, whether constituting an account, chattel paper, instrument or general intangible, arising in connection with goods that have been or are to be sold or otherwise disposed of, or services rendered or to be rendered by the Originator, in the ordinary course of its business, and includes the obligation to pay any finance charges, fees and other charges with respect thereto. Indebtedness and other obligations arising from any one transaction, including indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction."

                  2.15 Clause 2(a) of Exhibit III to the Agreement is hereby amended by replacing the word "Delaware" therein with the word "Pennsylvania".

                  2.16 Exhibit III to the Agreement is hereby amended by adding, immediately at the end of such Exhibit, the additional representations and warranties as set forth on Annex A to this Amendment.

                  2.17 Clause (g) of Exhibit V to the Agreement is hereby amended and restated in its entirety to read as follows:

         "(g)(i) the (A) Default Ratio shall exceed 4.0% or (B) the Delinquency Ratio shall exceed 8.0% or (ii) the average for three consecutive calendar months of: (A) the Default Ratio shall exceed 3.0%, (B) the Delinquency Ratio shall exceed 6.5% or (C) the Dilution Ratio shall exceed 4.5%."

                  2.18 Schedule I to the Agreement is hereby replaced in its entirety by Schedule I to this Amendment.

                  2.19 Schedule II to the Agreement is hereby amended by replacing the word "NationsBank" therein with the words "Bank of America".

         3. Representations and Warranties; No Default. The Seller hereby represents and warrants to each of the parties hereto as follows:

                  (a) Representations and Warranties. The representations and warranties contained in Exhibit III of the Agreement are true and correct as of the date hereof.

                  (b) No Default. Both before and immediately after giving effect to this Amendment and the transactions contemplated hereby, no Termination Event or Unmatured Termination Event exists or shall exist.

         4. Effect of Amendment. All provisions of the Agreement, as expressly amended and modified by this Amendment, shall remain in full force and effect. After this Amendment becomes effective, all references in the Agreement (or in any other Transaction Document) to "this Agreement", "hereof", "herein" or words of similar effect referring to the Agreement shall be deemed to be references to the Agreement as amended by this Amendment. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Agreement other than as set forth herein.

         5. Conditions Precedent to Effectiveness. This Amendment shall become effective as of the date hereof upon receipt by the Administrator of:

                  (a) counterparts of this Amendment (whether by facsimile or otherwise) executed by each of the parties hereto;

                  (b) (i) counterparts of that certain fee letter agreement, dated of even date herewith, among the Seller, the Servicer, the Issuer and the Administrator, and (ii) the "structuring fee" referred to therein; and

                  (c) such other opinions, approvals, certificates or other documents (including, without limitation, any lien search reports requested by the Administrator), in each case, in form and substance satisfactory to the Administrator and its counsel.

         6. Receipt of Certain Opinions. Notwithstanding anything in this Amendment, the Agreement or any other Transaction Document to the contrary, the parties hereto expressly agree that, on or prior to the close of business on June 4, 2003, the Administrator shall have received favorable legal opinions from counsel to the Seller and the Servicer, covering such matters (including, without limitation, general corporate matters, bankruptcy matters, and UCC perfection and priority matters) as the Administrator may reasonably request, in each case, in form and substance satisfactory to the Administrator and its counsel and that the failure of the timely occurrence of the condition set forth in this Section 6 shall, without any notice, declaration, demand, or other act by any Person, be deemed to result in the automatic occurrence of the Facility Termination Date, unless the time period set forth above has been extended in writing by the Administrator (on behalf of the Issuer) or such failure has been otherwise waived or excused in writing by the Administrator (on behalf of the Issuer).

         7. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

         8. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York (without regard to any otherwise applicable principles of conflicts of law).

         9. Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Agreement or any provision hereof or thereof.

[signature pages follow]

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                                    WERNER FUNDING CORPORATION
                                    as Seller

                                    By:    ________________________________
                                    Name:  ________________________________
                                    Title: ________________________________


                                    WERNER CO.,
                                    As Servicer

                                    By:    ________________________________
                                    Name:  ________________________________
                                    Title: ________________________________

MARKET STREET FUNDING CORPORATION
as Issuer

By:    ________________________________
Name:  ________________________________
Title: ________________________________



PNC BANK, NATIONAL ASSOCIATION,
as Administrator

By:    ________________________________
Name:  ________________________________
Title: ________________________________

                                                                     ANNEX A TO
                                                             FIRST AMENDMENT TO
                                                 RECEIVABLES PURCHASE AGREEMENT


3.    Additional Representations and Warranties with respect to the Receivables.

(a)   Receivables; Lock-Box Accounts.

      (i) Receivables. The Pool Receivables constitute "accounts", "general intangibles"or "tangible chattel paper", each within the meaning of the applicable UCC.

      (ii) Lock-Box Accounts. Each Lock-Box Account constitutes a "deposit account" within the meaning of the applicable UCC.

(b) Creation of Security Interest. The Seller owns and is the legal and beneficial owner of the Pool Receivables and Lock-Box Accounts, free and clear of any Adverse Claim. The Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Pool Receivables and the Lock-Box Accounts in favor of the Issuer, which security interest is prior to all other Adverse Claims and is enforceable as such as against any creditors of and purchasers from the Seller.

(c)   Perfection.

      (i) General. The Seller has or has caused, or will or will cause within ten days after the date of the Agreement, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the sale of the Pool Receivables from the Originator to the Seller pursuant to the Sale Agreement and the security interest granted by the Seller to the Issuer in the Receivables and Lock-Box Accounts hereunder.

      (ii) Tangible Chattel Paper. With respect to any Pool Receivable that constitutes "tangible chattel paper", the Servicer is in possession of the original copies of the tangible chattel paper that constitute or evidence such Pool Receivables, and the Seller has filed or has caused the Originator to file, or will file or will cause the Originator to file within ten days after the date of the Agreement, the financing statements described in paragraph (a) above. The Pool Receivables to the extent they are evidenced by "tangible chattel paper" do not have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Seller or the Issuer.

      (iii) Lock-Box Accounts. With respect to all Lock-Box Accounts, the Seller has delivered to the Administrator, on behalf of the Issuer, a fully executed Lock-Box Agreement pursuant to which the applicable Lock-Box Bank has agreed, following the occurrence and continuation of a Termination Event, to comply with all instructions given by the Administrator with respect to all funds on deposit in such Lock-Box Account (and all funds sent to the respective lock-box), without further consent by the Seller or the Servicer.



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

(d)   Priority.

      (i) Other than the transfer of the Receivables by the Originator to the Seller pursuant to the Sale Agreement and the grant of security interest by the Seller to the Issuer in the Pool Receivables and Lock-Box Accounts hereunder, neither the Seller nor the Originator has pledged, assigned, sold, conveyed, or otherwise granted a security interest in any of the Pool Receivables or Lock-Box Accounts to any other Person.

      (ii) Neither the Seller nor the Originator has authorized, or is aware of, any filing of any financing statement against the Seller or the Originator that includes a description of collateral covering the Pool Receivables or any other Pool Assets, other than any financing statement filed pursuant to the Sale Agreement and the Agreement or financing statements that have been validly terminated prior to the date of the Agreement.

      (iii) The Seller is not aware of any judgment, ERISA or tax lien filings against either the Seller or the Originator.

      (iv) None of the Lock-Box Accounts are in the name of any Person other than the Seller or the Issuer. None of the Seller, the Servicer or the Originator has consented to any Lock-Box Bank's complying with instructions of any person other than the Administrator.

(e) Survival of Supplemental Representations. Notwithstanding any other provision of the Agreement or any other Transaction Document, the representations contained in this Exhibit III shall be continuing, and remain in full force and effect until such time as all the Capital has finally been paid in full and all other obligations of the Seller under the Agreement and each of the other Transaction Documents have been fully performed.

(f) Seller to Maintain Perfection and Priority. In order to evidence the interests of the Issuer under the Agreement, the Seller shall, from time to time take such action, or execute and deliver such instruments (other than filing financing statements) as may be necessary or advisable (including, without limitation, such actions as are requested by the Administrator on behalf of the Issuer) to maintain and perfect, as a first-priority interest, the Issuer's security interest in the Pool Assets. The Seller shall, from time to time and within the time limits established by law, prepare and present to the Administrator for the Administrator's authorization and approval all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Issuer's security interest in the Pool Assets as a first-priority interest. The Administrator's approval of such filings shall authorize the Seller to file such financing statements under the UCC without the signature of the Seller, the Originator or the Issuer where allowed by applicable law. Notwithstanding anything else in the Transaction Documents to the contrary, neither the Seller, the Servicer, nor the Originator, shall have any authority to file a termination, partial termination, release, partial release or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements, without the prior written consent of the Administrator, on behalf of the Issuer.



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                                                                  SCHEDULE I TO
                                                             FIRST AMENDMENT TO
                                                 RECEIVABLES PURCHASE AGREEMENT




                                   SCHEDULE I

                          CREDIT AND COLLECTION POLICY

                                   WERNER CO.

                                  CREDIT POLICY

                           Typically, prospective customers are pre-screened by the credit department upon the request of sales staff through the use of a D&B report. The credit procedure is as follows:

                           1. Review prospective customer's rating using the D&B disk. If the D&B information supports the anticipated credit level, credit it approved.

                           2. If not, order a full D&B report. If additional support is required bank and trade inquiries are sent. In some instances it may be necessary to request recent financial statements.

                           3. If sufficient credit information cannot be obtained or if the information does not support the extension of credit, the customer will be required to pay in advance by check or wire transfer.

                           The Company utilizes credit limits for some customers, but limits are not used for behavioral control. Werner uses a credit code system to monitor and control payment behavior.

Credit Codes               All customers are assigned a credit code that
                           determines the credit approvals that are necessary when an order is entered. Codes are established by the credit managers at the time of approval and can only be changed by the credit managers. The codes and their distribution in the current portfolio are as follows:

                              Code  Description                       % of Total
                               Y    Automatic approval                       72%
                               H    Credit Department must approve order     14%
                               A    Credit Department only advised of order  12%
                               E    Export account                            2%
                               N    Do not ship - order entry prohibited      1%
                               R    Requires secured terms - credit must
                                    approve                         less than 1%

                           The credit department consists of two credit managers and four clerks. Howard Berneburg has been the credit manager for WXP for the past 14 years. He has over 35 years credit experience, including time with Rockwell

                           International, United Technologies, and Alumax. Everett Finnigan has been the credit manager for WL for over 12 years. He has over 35 years credit experience, including time with GF Industries and RCA. The two credit managers oversee credit extension, collections, cash application, credit memo issuance, and accounts receivable control. Both are members of the NACM.

                           For WL, approximately 60 to 70% of the portfolio (by dollars), including Home Depot, Lowe's, Sears, and Ace Hardware, utilizes EDI to send orders to the sales service system. The remainder of orders are mailed or faxed. Orders are priced automatically and invoices are automatically generated the day of shipment and either sent by EDI or mailed the following day. The receivable is created when the invoice is generated. For WXP orders, the receivable is created the day after the invoice is generated.

                           Werner offers over several different payment term options, however over 50% of the active accounts are on 30 day terms. Less than 10% of the portfolio has terms exceeding 90 days.

                           Billing is centralized at the Greenville, Pennsylvania facility. Payments are received via one of three methods: (I) 10-15% of the portfolio pays via EDI; (ii) 85-90% of the portfolio remits payments to one of three lockboxes; and (iii) approximately 1% of the portfolio remits payment to the local bank in Greenville or directly to the Company. The three lockboxes are located in Charlotte (Bank of America) Los Angeles (Wells Fargo), and Chicago (LaSalle).

                           Payment information is received in Greenville each day for the prior days' receipts from the lockboxes and is applied manually by the credit and collection staff. A credit or debit memo is issued in the case of any mismatch between the remittance and the invoice and the original invoice is eliminated. Credit/debit memos are coded to reflect the reason for the mismatch and begin aging the following day as one day past due.

                           The credit managers view a delinquency report on approximately the 3rd workday of the month. The report is sorted from the largest delinquent balance to the smallest. For larger customers, a fax of the invoice is typically sufficient to stimulate payment or discussion of the reason for non-payment. For smaller customers, the credit managers begin calling from the top of the sorted list, making notes either in the receivables system or on the printed report. A follow-up call, which can be flagged through tickler capability within the receivables system, is made 7 days following the initial call. A demand letter is sent between 30-60 days past due. The account is forwarded to a collection agency between 60-90 days past due. Any delinquency below $500 is forwarded to D&B's letter writing service. The service, for a cost of $10 per letter, sends letters to customers by mail. It has been the Company's experience that by third letter, almost all of the delinquent customers pay off their balance.

                           Werner does not write- off accounts at a specific number of days past due. Accounts, or a portion thereof, are written off when deemed uncollectible. The Company does not re-age or cure any balances. Occasionally, credits that have aged for some time are debited as "miscellaneous income" and cleared from the receivables system.

                           Werner established a bad debt reserve based upon past experience and an analysis of the current receivables portfolio. The reserve is reviewed quarterly and both the reserve and the monthly accrual are adjusted when necessary. Amounts charged against the reserve must have the approval of the credit manager, the assistant controller, and the CFO. Adjustments to the reserve require the approval of the assistant controller. Monthly reports are circulated to management detailing activity in the reserve. A quarterly analysis is prepared for both management and the Company's auditors.

                           Dilution can occur from cash discounts, returns, rebates and allowances, and billing adjustments/credits.

Cash Discounts             Werner provides a multitude of cash discount terms
                           for prompt pay; however, only approximately $300,000 in cash discounts are taken each month. The receivables system will automatically deduct the discount unless Instructed not to do so.

Returns For WL, returns are taken liberally - power retailers such as Home Depot allow their customers to return items for any reason. For WXP, due to the customization of



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                           each sale, returns are only permitted for quality
                           and quantity discrepancies. Returns can occur several months after their respective Invoice given the "shelf Item" nature of ladders. When a return occurs, an RMA ("return merchandise authorization") is generated by the system and a credit is created.

Rebates and                The Company offers a series of volume rebates and
Allowances                 advertising allowances to its customers. Volume
                           rebate programs have payouts on a monthly, quarterly, and annually basis. For advertising allowances, customers must send proof, such as a copy of the advertisement and the related bill. Rebates and allowances are typically paid via a credit memo. A separate reserve is maintained with monthly accrual, and adjustments are made when necessary. Beginning in January of 1996, accrual for this reserve was automated within the sales system.

Billing
Adjustments/Credits        Adjustments for pricing errors, damaged goods,
                           freight allowances, carrier claims, and other credits and debits are typically cured within 2-4 weeks of due dates on average. At any one time, there is approximately 3,000 credits or debits in the receivables system.

                           Werner employs approximately 35 staff members in its internal MIS department.

Hardware The Company operates on multiple IBM AS400s with significant excess capacity and multiple PCs connected via a network.

Software Werner owns its software package, a J.D. Edwards accounts receivable and financial reporting system. New releases are automatically received by the Company.

Backup and                 The system is backed up daily via tapes with offsite
Recovery                   storage. Werner utilizes a Imaging system for
                           hardcopy storage whereby Invoices and other documents can be accessed through each PC eliminating the need for an on-site document filing system.




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